SECURITIES AND EXCHANGE COMMISSION
                      Washington, DC  20549



                            FORM 8-K
                         CURRENT REPORT
             PURSUANT TO SECTION 13 OR 15 (d) OF THE
                 SECURITIES EXCHANGE ACT OF 1934
                Date of Report:  November 8, 2000


                         NS GROUP, INC.

     (Exact name of registrant as specified in its charter)


Kentucky                    1-9838                  61-0985936
(State or other         (Commission file         (I.R.S.  Employer
 jurisdiction of            number)            identification number)
 incorporation)




         530 West Ninth Street, Newport, Kentucky 41071
            (Address of principal executive offices)


 Registrant's telephone number, including area code:
                (859) 292-6809


ITEM:  9  Regulation FD Disclosure

     On November 8, 2000, NS Group, Inc. issued a news release entitled:

NS GROUP ANNOUNCES FISCAL 2000 FOURTH QUARTER AND YEAR-END
FINANCIAL RESULTS



FOR IMMEDIATE RELEASE - November 8, 2000


CONTACT:       Linda A. Pleiman
               Director of Investor Relations and Corporate
                  Communications
               NS GROUP, INC.
               (859) 292-6809
               www.nsgrouponline.com


          NS GROUP ANNOUNCES FISCAL 2000 FOURTH QUARTER
                 AND YEAR-END FINANCIAL RESULTS


(Newport, Kentucky - November 8, 2000) Newport, Kentucky-based NS Group announced today the results for its fourth quarter and fiscal year ending September 30, 2000. Fourth quarter net sales were $94.7 million compared to $95.7 million in the third quarter of fiscal 2000. The company reported operating income of $3.5 million in the fourth quarter of fiscal 2000 compared to an operating loss of $4.3 million in the third quarter of fiscal 2000. Income from continuing operations was $2.2 million, or $0.10 per diluted share for the fourth quarter of fiscal 2000 compared to a loss from continuing operations of $4.6 million, or a loss of $0.21 per diluted share, in the third quarter of fiscal 2000. Earnings before extraordinary items, net interest expense, taxes, depreciation and amortization (EBITDA) were $9.4 million in the fourth quarter of fiscal 2000 compared to $3.8 million in the third quarter of fiscal 2000.

Net sales for the fiscal year ended September 30, 2000 were $355.1 million, compared to $198.9 million in fiscal 1999. The company incurred an operating loss of $18.6 million in fiscal 2000, compared to an operating loss of $49.3 million in fiscal 1999. The company reported a loss from continuing operations of $24.0 million, or a $1.11 loss per diluted share, compared to a loss from continuing operations of $46.8 million, or a $2.14 loss per diluted share, in the prior year. EBITDA was $8.0 million compared to a negative $21.5 million in fiscal 1999.

President and Chief Executive Officer, Rene J. Robichaud, stated, "Our fiscal 2000 fourth quarter financial results were in line with expectations and substantially improved in comparison to the third quarter." Mr. Robichaud went on to say, "Natural gas and oil prices remained high and the average rig count improved steadily throughout the quarter. As a result, our fourth quarter shipments and net sales for oil country tubular goods (OCTG) were strong and we were able to achieve further price increases over the third quarter. These factors, combined with a higher margin product mix, resulted in positive net income for the quarter.


                           -    more -


"The marketplace for our special bar quality (SBQ) products remained extremely competitive during the fourth quarter. Steel service center inventories were higher than needed and demand for SBQ products was soft. As a result, fourth quarter shipments of our SBQ products decreased 30% in comparison to the third quarter," he said.

Robichaud continued, "Overall, we are pleased to end the year with a positive quarter and, more importantly, to enter what we believe to be a strong energy market for the next several years. As previously announced, our fiscal 2001 first quarter shipments will decline from September quarter levels as a result of an increase in imports and higher inventory levels of carbon grade OCTG products in the marketplace. Specifically affected will be our welded OCTG shipments, which are expected to decline approximately 40% from September quarter levels. However, we see this as a short-term inventory correction and expect fiscal 2001 to be a profitable year for the company."

"Natural gas and oil prices, the drivers of the energy sector, are expected to remain robust and keep the average U.S. active rig count at high levels. International rig count is steadily rising and will lend a hand in providing relief from imports. In addition, line pipe and workover/completion rig activity are expected to increase substantially in the coming year. We expect to see a significant increase in consumption for energy tubulars. Pricing for our OCTG products is likely to stay firm in 2001."

"The SBQ segment of our business is expected to be soft in 2001 due to high steel service center inventories and a slow-down in truck and automotive production," he added.

Robichaud concluded, "Considering the above factors, we expect December 2000 quarterly results to be in the range of a $0.35 to $0.40 loss per diluted share, excluding the gain on the sale of our adhesives business. Based on our view of the marketplace for 2001, we believe earnings for the full fiscal year 2001 will be in the area of $0.40 per diluted share, excluding the gain on the sale of our adhesives business."

NS Group is scheduled to host a conference call and simultaneous webcast to review fiscal 2000 fourth quarter and year end results as well as fiscal 2001 on Thursday, November 9, 2000 at 10:00 a.m. Eastern Time. Details concerning the conference call and webcast are available on the company's web site, www.nsgrouponline.com, under the Investor Relations section.

NS Group, Inc. is a leading producer of tubular products serving the energy industry and certain industrial markets. The Company manufactures seamless and welded tubular steel products which are used in the drilling and exploration as well as the transmission of oil and natural gas. NS Group's industrial products include special bar quality (SBQ) products used in critical weight bearing applications. NS Group is traded on the NYSE under the symbol: NSS. To learn more about NS Group log on to www.nsgrouponline.com.

                       ##################

This report contains forward-looking information with respect to the company's operations and beliefs. Actual results may differ from these forward-looking statements due to numerous factors, including those discussed in the company's filings with the Securities and Exchange Commission.

                            - more -


                          NS GROUP, INC.
                     Summarized Financial Data
                           (Unaudited)
        (In thousands, except per share amounts, tons shipped,
                     selling price and rig count)





                            Three Months Ended          Fiscal Year Ended
                     September     July     September  September  September
                     30, 2000     1, 2000    25, 1999  30, 2000   25, 1999

Net sales            $ 94,701    $ 95,689    $ 61,519  $ 355,086  $ 198,879

Operating income
 (loss)                 3,527      (4,324)    (10,466)   (18,566)   (49,307)

Income (loss) from
 continuing
 operations             2,165      (4,577)    (11,085)   (24,048)   (46,766)

Net income (loss)       2,383      (4,117)    (10,932)   (22,899)   (49,390)

Per diluted share:
  Income (loss)
   from continuing
   operations           $0.10      ($0.21)     ($0.52)    ($1.11)    ($2.14)
  Net income (loss)     $0.11      ($0.19)     ($0.51)    ($1.06)    ($2.26)

Weighted average
shares outstanding
(diluted):             22,782      21,632      21,435     21,651     21,852



EBITDA (1)            $ 9,378     $ 3,778    $ (3,980)   $ 8,049  $ (21,513)

Product shipments
(tons):
     Energy products
          Welded -    102,300     110,900      90,900    420,200    252,500
          Seamless-    42,400      41,700      19,700    153,900     64,500
                      144,700     152,600     110,600    574,100    317,000
     Industrial products
          SBQ -        23,600      33,900      32,700    136,200    130,500

     Total shipments  168,300     186,500     143,300    710,300    447,500

Average selling price:
     Energy products
          Welded -       $482        $440        $369       $430       $382
          Seamless -     $829        $780        $732       $763       $740

     Industrial products
          SBQ -          $419        $415        $407       $410       $419


Average U.S. rotary
  rig coung               985         848         641        844        602



Note: Reported amounts reflect the classification of the company's adhesives segment as discontinued operations as a result of the sale of this segment in October 2000.

(1) Represents earnings (loss) before net interest expense, taxes, depreciation and amortization and is calculated as income (loss) before extraordinary items plus net interest expense, taxes, depreciation and amortization.




                         SIGNATURES

Pursuant to the requirements of the Securities Exchange
Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
NS GROUP, INC.

Date:  November 8, 2000        By:   /s/Thomas J. Depenbrock
                                     Thomas J. Depenbrock
                                     Vice President, Treasurer and
                                     Chief Financial Officer